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                                  March 5, 1998




Mr. John Gibbons
President
The Sports Club Company
11100 Santa Monica Blvd.
Suite 300
Los Angeles, CA  90025

        Re: AT&T Commercial Finance Corporation Loan to LA/Irvine Sports Clubs, Ltd. (the "Loan")

Dear John:

        Per your letter request of February 25, 1998, and notwithstanding the provisions of Section 2.04 of the Loan Agreement ("Loan Agreement") made as of March 9, 1996 by and between AT&T Commercial Finance Corporation ("AT&T CFC") and L.A./Irvine Sports Clubs, Ltd. ("Borrower") prohibiting prepayment of the above-referenced Loan, AT&T CFC agrees as follows:

        AT&T CFC will accept a prepayment of the Loan in full during the period from January 15, 1998 to April 30, 1998, subject to the following conditions:

        1. AT&T CFC's receipt of a least 10 days prior written notice of Borrower's intent to repay the Loan in its entirety, including all principal, interest, late fees and any other Loan obligations. Such notice shall specify expected date of prepayment so that AT&T CFC may prepare a payoff letter for the Loan; and

        2. AT&T CFC's receipt of a Prepayment Premium equal to the greater of (i) $2,800,000 or (ii) $2,800,000 plus any additional breakage cost for any decrease in interest rates between March 31, 1998 and the prepayment date which shall in no event be later than April 30, 1998 (interest rate set two business days prior to the prepayment date) at the time of payment of all other amounts then outstanding







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Mr. John Gibbons
March 5, 1998
Page 2




         under the Loan.

        Borrower shall prepare and deliver to AT&T CFC at Borrower's expense such releases of all liens or interests held by AT&T CFC in connection with the Loan as Borrower deems appropriate. AT&T CFC will execute and forward such releases per Borrower's direction upon its receipt of the Prepayment Premium specified above and all other amounts outstanding under the Loan.

        The limited waiver by AT&T CFC of the prohibition against full prepayment during the time period and subject to the conditions described above and this letter shall not:

               a. operate as a waiver of any right, power or remedy of the Lender under the Loan Documents;

               b. operate as a waiver of any provision of the Loan Documents except as specifically set forth herein;

               c. be deemed a waiver of any other subsequent or different prepayment term or other term or condition with such provision or any other provision of the Loan Agreement; nor

               d. be deemed a course of dealing with respect to any such limited waiver.

        Terms defined in the Loan Agreement which are used herein shall have the same meaning set forth in the Loan Agreement unless otherwise specified herein.

        Please confirm your acceptance of the terms of this limited offer of early prepayment rights by signing and returning one original of this letter to my attention by no later than March 13, 1998. We will understand your failure to timely sign and return this letter to be a rejection of the offer contained herein.

        If you have any questions, please do not hesitate to call me.

                                   Sincerely,







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Mr. John Gibbons
March 5, 1998
Page 3




                                           /s/ DEBORAH J. HEILMAN

                                           Deborah J. Heilman







THE ABOVE TERMS ARE ACCEPTED BY:

LA/Irvine Sports Clubs, Ltd.
        By:   Sports Club, Inc. of California
        Its:  General Partner

        By:/s/ JOHN M. GIBBONS
           ----------------------------------

        Its: President
            ---------------------------------



cc:     Rob Golding